Exhibit 24.1

The undersigned hereby appoints HUDSON LA FORCE III, MARK A. SHELNITZ, and MICHAEL W. CONRON as his/ her true and lawful attorneys-in-fact for the purpose of signing the Registration Statement on Form S-8 and all amendments thereto, to be filed by W. R. GRACE & CO., a Delaware corporation (the “Corporation”), with the Securities and Exchange Commission with respect to the Corporation's 2014 Stock Incentive Plan. Each of such attorneys-in-fact is appointed with full power to act without the other.

H. Furlong Baldwin	/s/ H. Furlong Baldwin
Ronald C. Cambre	/s/ Ronald C. Cambre
Marye Anne Fox	/s/ Marye Anne Fox
Janice K. Henry	/s/ Janice K. Henry
Jeffry N. Quinn	/s/ Jeffry N. Quinn
Christopher J. Steffen	/s/ Christopher J. Steffen
Mark E. Tomkins	/s/ Mark E. Tomkins

Dated: February 25, 2014